Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
April 29, 2009
News Media
	Eric Grant	(202) 624-6091

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2009 Earnings
and Adjusts Fiscal Year 2009 Guidance
•	Second quarter consolidated earnings per share — $1.49 per share vs. $1.63 per share for the comparative quarter of the prior year

•	Year-to-date consolidated earnings per share — $2.58 per share, unchanged from the comparative year-to-date of the prior year

•	Second quarter consolidated non-GAAP operating earnings — $1.65 per share vs. $1.66 per share for the same quarter last year

•	Year-to-date consolidated non-GAAP operating earnings up — $2.67 per share vs. $2.61 per share for the comparative year-to-date of the prior year
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) for the quarter ended March 31, 2009 of $75.1 million, or $1.49 per share, compared to net income of $81.0 million, or $1.63 per share, reported for the quarter ended March 31, 2008.
For the first six months of fiscal year 2009, we reported net income determined in accordance with GAAP of $129.7 million, or $2.58 per share compared to net income of $128.2 million, or $2.58 per share, reported for the comparative period of fiscal year 2008. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2009, are not indicative of the results expected for the twelve months ending September 30, 2009.
“Our excellent year-to-date results reflect our employees’ commitment to the company’s core strategic objectives that deliver superior performance allowing us to reward shareholders and customers,” said James H. DeGraffenreidt, Jr., chairman and chief executive officer of WGL Holdings. “We strive for operational excellence for our utility operations, while identifying opportunities for sustainable long term growth in our unregulated businesses.”

Financial performance is evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s storage capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the quarter ended March 31, 2009, our non-GAAP operating earnings were $82.8 million, or $1.65 per share, compared to non-GAAP operating earnings of $82.5 million, or $1.66 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2009, our non-GAAP operating earnings were $134.4 million, or $2.67 per share, an increase of $4.4 million, or $0.06 per share, over non-GAAP operating earnings of $130.0 million, or $2.61 per share, for the same period of the prior fiscal year.
Second Quarter Results by Business Segment
Regulated Utility Segment
For the quarter ended March 31, 2009, our regulated utility segment reported net income of $75.4 million, or $1.49 per share, compared to net income of $78.0 million, or $1.57 per share, reported for the second quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $79.0 million, or $1.57 per share, for the quarter ended March 31, 2009, compared to non-GAAP operating earnings of $79.4 million, or $1.59 per share, for the same quarter of the prior fiscal year.
For the six months ended March 31, 2009, our regulated utility segment reported net income of $129.1 million, or $2.57 per share, an increase of $6.9 million, or $0.11 per share, over net income of $122.2 million, or $2.46 per share, reported for the six months ended March 31, 2008. After adjustments, non-GAAP operating earnings for the regulated utility segment were $124.4 million, or $2.47 per share, for the six months ended March 31, 2009, compared to non-GAAP operating earnings of $122.9 million, or $2.47 per share, for the same six months of the prior fiscal year.
For both the three and six month comparisons, the non-GAAP operating earnings included: (i) an increase in average active customer meters from the prior period; (ii) an increase in the recovery of carrying costs on higher average storage gas inventory balances; (iii) an increase in realized margins associated with our asset optimization program and (iv) lower costs for weather protection products related to our District of Columbia territory. Offsetting these improvements were the negative effects of changes in natural gas consumption patterns that benefited the comparative periods last year. Affecting the year to date comparison only, improvements were partially offset by higher uncollectible accounts expense and the timing of prior year rate relief in Maryland.

Retail Energy-Marketing Segment
For the quarter ended March 31, 2009, the retail energy-marketing segment reported a net loss of $(667,000), or $(0.01) per share, compared to net income of $3.6 million, or $0.07 per share, reported for the second quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $3.4 million, or $0.07 per share, for the quarter ended March 31, 2009, compared to non-GAAP operating earnings of $3.6 million, or $0.07 per share, for the same quarter in the prior fiscal year. This comparison in non-GAAP operating earnings primarily reflects higher realized margins from the sale of electricity due to increased electric sales volumes offset by increased operating expenses. The difference between GAAP net income and non-GAAP operating earnings is due to adjustments for unrealized mark-to-market gains and losses and the reversal of certain electric cost adjustments attributable to prior periods. Unrealized mark-to-market gains and losses primarily reflect timing differences in recognizing margins attributable to changes in the fair value of certain contracts related to the purchase of energy supplies to match future retail sales commitments. These supply contracts are subject to mark-to-market treatment, while the corresponding retail sales commitments are not.
For the six months ended March 31, 2009, the retail energy-marketing segment reported a net loss of $(217,000) compared to net income of $6.8 million, or $0.14 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $9.2 million, or $0.19 per share, for the six months ended March 31, 2009, an increase of $1.3 million, or $0.03 per share, over non-GAAP operating earnings of $7.9 million, or $0.16 per share, for the same period of the prior fiscal year. The comparison in non-GAAP operating earnings primarily reflects higher realized margins from the sale of natural gas, reflecting a rise in the margin per therm sold, as well as higher electricity margins, due to a rise in electric sales volumes partially offset by increased operating expenses.
Design-Build Energy Systems Segment
For the quarter ended March 31, 2009, the design-build energy systems segment reported net income of $1.2 million, or $0.02 per share, an increase of $949,000, or $0.01 per share, over net income of $251,000, or $0.01 per share, reported for the same quarter of the prior fiscal year. For the six months ended March 31, 2009, the design-build energy systems segment reported net income of $2.0 million, or $0.04 per share, an increase of $1.5 million, or $0.03 per share, over net income of $524,000, or $0.01 per share, reported for the same period of the prior fiscal year. This increase primarily reflects higher revenues and lower cost of sales associated with design-build projects. There were no non-GAAP adjustments for this segment for any of the periods presented.

Earnings Outlook
Our GAAP earnings estimate for the fiscal year 2009 is in a range of $2.43 to $2.55 per share. This estimate includes projected fiscal year 2009 earnings from our regulated utility segment in a range of $2.07 per share to $2.13 per share and projected fiscal year 2009 earnings from our unregulated business segments in a range of $0.36 per share to $0.42 per share.
We are also providing a consolidated earnings estimate for fiscal year 2009 based on non-GAAP operating earnings in a range of $2.43 per share to $2.55 per share which primarily reflects stronger projected margins over fiscal year 2008 for both our retail energy-marketing and design-build energy segments. This estimate includes projected fiscal year 2009 non-GAAP operating earnings from our regulated utility segment in a range of $2.00 per share to $2.06 per share, and projected fiscal year 2009 non-GAAP operating earnings from our unregulated business segments in a range of $0.43 per share to $0.49 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our Webcast that will be posted to the WGL Holdings Web site, www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on April 30, 2009, to discuss our second quarter financial results for fiscal year 2009. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live Webcast, click on the “Webcast” link located on the home page of the referenced site. The Webcast and related slides will be archived on the WGL Holdings Web site through May 30, 2009.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2009	2008	2009	2008

OPERATING REVENUES
Utility	$642,397	$671,391	$1,164,878	$1,133,341
Non-utility	398,491	348,646	702,098	638,322

Total Operating Revenues	1,040,888	1,020,037	1,866,976	1,771,663

OPERATING EXPENSES
Utility cost of gas	375,143	410,778	681,927	676,579
Non-utility cost of energy-related sales	387,074	333,936	679,312	609,479
Operation and maintenance	78,439	70,836	148,773	139,685
Depreciation and amortization	24,245	23,345	48,326	47,600
General taxes and other assessments	41,255	36,133	71,682	63,376

Total Operating Expenses	906,156	875,028	1,630,020	1,536,719

OPERATING INCOME	134,732	145,009	236,956	234,944
Other Income (Expenses)—Net	760	560	777	1,148
Interest Expense
Interest on long-term debt	10,520	9,976	20,472	19,956
Other—net	955	1,977	3,182	4,734

Total Interest Expense	11,475	11,953	23,654	24,690
Dividends on Washington Gas preferred stock	330	330	660	660

INCOME BEFORE INCOME TAXES	123,687	133,286	213,419	210,742
INCOME TAX EXPENSE	48,617	52,248	83,724	82,507

NET INCOME APPLICABLE TO COMMON STOCK	$75,070	$81,038	$129,695	$128,235

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,130	49,462	50,071	49,437
Diluted	50,420	49,781	50,309	49,711

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.50	$1.64	$2.59	$2.59
Diluted	$1.49	$1.63	$2.58	$2.58

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$75,375	$77,972	$129,092	$122,174

Non-utility operations:
Retail energy-marketing	(667)	3,556	(217)	6,837
Design-build energy systems	1,201	251	2,033	524
Other activities	(839)	(741)	(1,213)	(1,300)

Total non-utility	(305)	3,066	603	6,061

NET INCOME APPLICABLE TO COMMON STOCK	$75,070	$81,038	$129,695	$128,235

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	September 30,
(In thousands)	2009	2008

ASSETS
Property, Plant and Equipment
At original cost	$3,221,086	$3,184,247
Accumulated depreciation and amortization	(990,271)	(975,945)

Net property, plant and equipment	2,230,815	2,208,302

Current Assets
Cash and cash equivalents	24,387	6,164
Accounts receivable, net	576,150	250,165
Storage gas—at cost (first-in, first-out)	84,695	406,629
Other	133,784	79,391

Total current assets	819,016	742,349

Deferred Charges and Other Assets	327,472	292,892

Total Assets	$3,377,303	$3,243,543

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,147,286	$1,047,564
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	655,822	603,738

Total capitalization	1,831,281	1,679,475

Current Liabilities
Notes payable and current maturities of long-term debt	181,535	346,949
Accounts payable and other accrued liabilities	280,299	243,123
Other	220,547	158,407

Total current liabilities	682,381	748,479

Deferred Credits	863,641	815,589

Total Capitalization and Liabilities	$3,377,303	$3,243,543

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	March 31,
	2009	2008

Closing Market Price—end of period	$32.80	$32.06
52-Week Market Price Range	$37.08-$22.40	$35.91-$29.79
Price Earnings Ratio	13.9	12.4
Annualized Dividends Per Share	$1.47	$1.42
Dividend Yield	4.5%	4.4%
Return on Average Common Equity	10.6%	12.2%
Total Interest Coverage (times)	5.0	5.3
Book Value Per Share—end of period	$22.88	$21.80
Common Shares Outstanding—end of period (thousands)	50,141	49,467

UTILITY GAS STATISTICS

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands)	2009	2008	2009	2008	2009	2008

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$450,141	$468,251	$807,655	$772,651	$1,039,424	$988,476
Commercial and Industrial — Firm	112,566	121,813	209,810	209,482	292,601	276,827
Commercial and Industrial — Interruptible	1,156	2,860	2,815	5,158	6,235	7,669
Electric Generation	275	275	550	542	1,099	1,100

	564,138	593,199	1,020,830	987,833	1,339,359	1,274,072

Gas Delivered for Others
Firm	56,843	56,028	96,956	96,423	139,764	138,518
Interruptible	16,650	15,982	29,973	28,821	47,359	47,244
Electric Generation	107	72	182	162	392	323

	73,600	72,082	127,111	125,406	187,515	186,085

	637,738	665,281	1,147,941	1,113,239	1,526,874	1,460,157
Other	4,659	6,110	16,937	20,102	41,106	40,379

Total	$642,397	$671,391	$1,164,878	$1,133,341	$1,567,980	$1,500,536

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands of therms)	2009	2008	2009	2008	2009	2008
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	351,057	314,357	579,215	513,339	693,403	641,810
Commercial and Industrial — Firm	93,259	86,634	160,509	149,267	210,605	200,619
Commercial and Industrial — Interruptible	974	2,212	2,192	4,059	4,676	6,132

	445,290	403,203	741,916	666,665	908,684	848,561

Gas Delivered for Others
Firm	199,954	184,707	347,661	318,815	462,837	436,096
Interruptible	95,018	86,323	173,517	160,664	269,479	260,575
Electric Generation	22,857	14,761	46,320	35,030	103,466	119,867

	317,829	285,791	567,498	514,509	835,782	816,538

Total	763,119	688,994	1,309,414	1,181,174	1,744,466	1,665,099

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	272,687	254,375	462,228	450,849	646,417	655,667

Number of Customers (end of period)	141,500	140,700	141,500	140,700	141,500	140,700

Electricity Sales
Electricity Sales (thousands of kWhs)	1,037,602	871,604	1,882,913	1,771,073	3,719,459	3,807,936

Number of Accounts (end of period)	70,600	68,300	70,600	68,300	70,600	68,300

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	85.21 ¢	103.03 ¢	93.89 ¢	102.19 ¢	98.62 ¢	101.30 ¢

HEATING DEGREE DAYS
Actual	2,333	1,944	3,860	3,185	4,133	3,601
Normal	2,111	2,115	3,457	3,471	3,774	3,795
Percent Colder (Warmer) than Normal	10.5%	(8.1)%	11.7%	(8.2)%	9.5%	(5.1)%

Average Active Customer Meters	1,070,724	1,060,200	1,064,801	1,055,601	1,061,000	1,052,432

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s storage capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while the corresponding retail sales commitments are not. With the exception of certain transactions related to the optimization of system storage capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts which are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s storage capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. This reflects a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Quarter Ended March 31, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$75,375	$(667)	$1,201	$(839)	$75,070
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	1,105	5,302	—	—	6,407
Storage optimization program (b)	2,538	—	—	—	2,538
Reversal of prior period electric costs (d)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$79,018	$3,406	$1,201	$(839)	$82,786

GAAP diluted earnings (loss) per average common share (50,420 shares)	$1.49	$(0.01)	$0.02	$(0.01)	$1.49
Per share effect of non-GAAP adjustments	0.08	0.08	—	—	0.16

Non-GAAP operating earnings (loss) per share	$1.57	$0.07	$0.02	$(0.01)	$1.65

Quarter Ended March 31, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$77,972	$3,556	$251	$(741)	$81,038
Adjusted for (item shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	1,419	76	—	—	1,495

Non-GAAP operating earnings (loss)	$79,391	$3,632	$251	$(741)	$82,533

GAAP diluted earnings (loss) per average common share (49,781 shares)	$1.57	$0.07	$0.01	$(0.02)	$1.63
Per share effect of non-GAAP adjustments	0.02	—	—	0.01	0.03

Non-GAAP operating earnings (loss) per share	$1.59	$0.07	$0.01	$(0.01)	$1.66

Six Months Ended March 31, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$129,092	$(217)	$2,033	$(1,213)	$129,695
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(5,188)	10,635	—	—	5,447
Storage optimization program (b)	3,305	—	—	—	3,305
Reversal of reserve for natural gas costs (c)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (d)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$124,428	$9,189	$2,033	$(1,213)	$134,437

GAAP diluted earnings (loss) per average common share (50,309 shares)	$2.57	$—	$0.04	$(0.03)	$2.58
Per share effect of non-GAAP adjustments	(0.10)	0.19	—	—	0.09

Non-GAAP operating earnings (loss) per share	$2.47	$0.19	$0.04	$(0.03)	$2.67

Six Months Ended March 31, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$122,174	$6,837	$524	$(1,300)	$128,235
Adjusted for (items shown after-tax):
Reversal of costs related to business process outsourcing (e)	(1,139)	—	—	—	(1,139)
Unrealized mark-to-market loss on energy-related derivatives (a)	3,062	1,046	—	—	4,108
Other regulatory adjustments (f)	(1,242)	—	—	—	(1,242)

Non-GAAP operating earnings (loss)	$122,855	$7,883	$524	$(1,300)	$129,962

GAAP diluted earnings (loss) per average common share (49,711 shares)	$2.46	$0.14	$0.01	$(0.03)	$2.58
Per share effect of non-GAAP adjustments	0.01	0.02	—	—	0.03

Non-GAAP operating earnings (loss) per share	$2.47	$0.16	$0.01	$(0.03)	$2.61

*	Per share amounts for “Other Activities” may include adjustments for rounding
(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
Fiscal Year 2009

	Quarterly Period Ended (g)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$54,625	$75,070			$129,695
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(960)	6,407			5,447
Storage optimization program (b)	767	2,538			3,305
Reversal of reserve for natural gas costs (c)	(2,781)	—			(2,781)
Reversal of prior period electric costs (d)	—	(1,229)			(1,229)

Non-GAAP operating earnings	$51,651	$82,786			$134,437

Diluted average common shares outstanding	50,208	50,420			50,309

GAAP diluted earnings per average common share	$1.09	$1.49			$2.58
Per share effect of non-GAAP adjustments	(0.06)	0.16			0.09

Non-GAAP operating earnings per share	$1.03	$1.65			$2.67

Fiscal Year 2008

	Quarterly Period Ended (g)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$47,197	$81,038			$128,235
Adjusted for (items shown after-tax):
Reversal of costs related to business process outsourcing (e)	(1,139)	—			(1,139)
Unrealized mark-to-market loss on energy-related derivatives (a)	2,613	1,495			4,108
Other regulatory adjustments (f)	(1,242)	—			(1,242)

Non-GAAP operating earnings	$47,429	$82,533			$129,962

Diluted average common shares outstanding	49,645	49,781			49,711

GAAP diluted earnings per average common share	$0.95	$1.63			$2.58
Per share effect of non-GAAP adjustments	0.01	0.03			0.03

Non-GAAP operating earnings per share	$0.96	$1.66			$2.61

Footnotes:
(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory. These storage optimization non-GAAP adjustments which were reported on multiple lines in previous quarters have been combined in this report.

(c)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland. This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(d)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.

(e)	Represents the reversal of expenses that were incurred in prior fiscal years for initial implementation costs allocable to the District of Columbia associated with our business process outsourcing plan. These costs were recorded to a regulatory asset in the first quarter of fiscal year 2008 upon approval of 10-year amortization accounting by the District of Columbia Public Service Commission in a March 28, 2007 Final Order.

(f)	Represents favorable regulatory adjustments made during the first quarter of fiscal year 2008 applicable to prior fiscal years due to revised treatment for hexane costs in Maryland and certain shared revenues in the District of Columbia.

(g)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2009
Consolidated

	Low	High

GAAP Earnings Per Share Guidance Range	$2.43	$2.55
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.02	0.02
Storage optimization program (b)	0.06	0.06
Reversal of reserve for natural gas costs (c)	(0.06)	(0.06)
Reversal of prior period electric costs (d)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.43	$2.55

Regulated Utility Segment

	Low	High

GAAP Earnings Per Share Guidance Range	$2.07	$2.13
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.07)	(0.07)
Storage optimization program (b)	0.06	0.06
Reversal of reserve for natural gas costs (c)	(0.06)	(0.06)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.00	$2.06

Unregulated Business Segments

	Low	High

GAAP Earnings Per Share Guidance Range	$0.36	$0.42
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.09	0.09
Reversal of prior period electric costs (d)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.43	$0.49

Footnotes:
(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2009. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory. These storage optimization non-GAAP adjustments which were reported on multiple lines in previous quarters have been combined in this report.

(c)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland. This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(d)	Represents a non-GAAP adjustment to reverse a prior period electric cost adjustment during the quarter ended March 31, 2009.